Exhibit 4.12

LIMITED LIABILITY PARTNERSHIP

CONCORDIA BUS AB (PUBL)

(THE “COMPANY”)

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

(THE “TRUSTEE”)

AMENDMENT TO INDENTURE

dated February 7, 2000 between Concordia Bus AB (publ) and
Deutsche Bank Trust Company Americas, as Trustee

4 October 2005

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated October 4, 2005, between Concorda Bus AB (publ), a public limited liability company organized under the laws of Sweden (the “Company”), having its principal executive office at Solna Strandväg, SE-171 54 Stockholm, Sweden, and Deutsche Bank Trust Company Americas (the “Trustee”), a banking corporation organized under the laws of the State of New York, having its principal office at 60 Wall Street, New York, NY 10005.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated February 7, 2000, providing for the issuance by the Company of €160,000,000 11% Senior Subordinated Notes due February 15, 2010 (the “Notes”);

WHEREAS, pursuant to Section 902 of the Indenture, the Company and the Trustee may amend or supplement certain terms and covenants contained in the Indenture with the written consent of the holders of Notes representing at least a majority in principal amount of the outstanding Notes, subject to certain exceptions specified in Section 902 of the Indenture;

WHEREAS, the Board of Directors of the Company has passed a resolution authorizing the execution of this Supplemental Indenture;

WHEREAS, the Company and certain beneficial holders of Notes have signed the restructuring agreement among, inter alia, GS Capital Partners III, L.P., GS Capital Partners III Offshore L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Schoyen Gruppen AS, Bus, Concordia Bus AB, Concordia Bus BV and Concordia Bus Holding AB, dated July 22, 2005 (the “Restructuring Agreement”) and pursuant to which those holders agreed to make the amendments set out in Section 3 hereof;

WHEREAS, as of the date hereof, holders of Notes representing a majority in principal amount of the outstanding Notes and eligible to consent in accordance with the terms of the Indenture have consented to the adoption of the amendments provided for herein to the Indenture (the “Consents”) and have not revoked such consents; and

WHEREAS, the Company has delivered to the Trustee the Officers’ Certificate and Opinion of Counsel contemplated by Sections 903 and 102 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.                                 CAPITALIZED TERMS.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                 REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT

2.1                           The Company represents and warrants that (i) all beneficial holders of Notes were treated equally and given the opportunity to participate in the restructuring provided for in the Restructuring Agreement, (ii) any consideration offered to be paid and paid to any holder of Notes for or as an inducement to give the Consents was offered to be paid to all holders of the Notes and was paid to all holders of the Notes who gave their Consents, and (iii) each of the conditions precedent to the amendment and supplement of the Indenture pursuant to this Supplemental Indenture (including such conditions pursuant to Section 902 of the Indenture) have been satisfied in all respects.

3.                                 AMENDMENTS TO THE INDENTURE.

Pursuant to Section 902 of the Indenture, the Company and the Trustee hereby agree to amend the Indenture as follows:

The Supplemental Indenture is hereby amended as follows:

(a)                                      Section 1004 of the Indenture, titled “Existence”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1004 are hereby deleted.

(b)                                     Section 1005 of the Indenture, titled “Maintenance of Properties”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1005 are hereby deleted.

(c)                                      Section 1006 of the Indenture, titled “Payment of Taxes and Other Claims”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1006 are hereby deleted.

(d)                                     Section 1007 of the Indenture, titled “Maintenance of Insurance”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1007 are hereby deleted.

(e)                                      Section 1008 of the Indenture, titled “Limitation of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1008 are hereby deleted.

(f)                                        Section 1009 of the Indenture, titled “Limitation on Restricted Payments”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1009 are hereby deleted.

(g)                                     Section 1010 of the Indenture, titled “Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1010 are hereby deleted.

(h)                                     Section 1011 of the Indenture, titled “Limitation on Liens”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1011 are hereby deleted.

(i)                                         Section 1012 of the Indenture, titled “Limitation on Sale and Leaseback Transactions”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1012 are hereby deleted.

(j)                                         Section 1013 of the Indenture, titled “Limitation on Transactions with Affiliates and Related Persons”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1013 are hereby deleted.

(k)                                      Section 1016 of the Indenture, titled “Limitation on Sales and Issuance of Equity Interests in Restricted Subsidiaries”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1016 are hereby deleted.

(l)                                         Section 1017 of the Indenture, titled “Limitation on Issuances of Guarantees of Indebtedness”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1017 are hereby deleted.

(m)                                   Section 1019 of the Indenture, titled “Provision of Financial Information”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1019 are hereby deleted.

(n)                                     Section 1020 of the Indenture, titled “Statement by Officers as to Default; Compliance Certificates”, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1020 are hereby deleted.

(o)                                     Subsection (3) of Clause 501 is hereby deleted and replaced with the following: “failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Article Eight or Sections 1008, 1009, 1012 or 1016 or otherwise take any action which is not permitted by or omit to take any action which is required by such Article or any such Section whether or not required or compelled to do so by or upon the direction of the holders of the Company’s Share Capital or otherwise”.

(p)                                     Section 501(9) of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 501(9) are hereby deleted.

(q)                                     Section 501(10) of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 501(10) are hereby deleted.

(r)                                        Section 515 of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 515 are hereby deleted.

(s)                                      Section 801(1)(b) of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 801(1)(b) are hereby deleted.

(t)                                        Section 801(1)(d) of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 801(1)(d) are hereby deleted.

(u)                                     Section 802 of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 802 are hereby deleted.

(v)                                     Section 1304(2)(a) of the Indenture, is hereby deleted in its entirety and replaced with the words “Intentionally omitted.” All textual references in the Indenture and the Notes exclusively relating to Section 1304(2)(a) are hereby deleted.

4.                                 RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. The parties acknowledge that, pursuant to Section 904 of the Indenture, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes previously or hereafter authenticated and delivered under the Indenture shall be bound hereby. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

5.                                 GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.                                 AUTHORITY OF TRUSTEE; INDEMNITY

6.1                           Authority of Trustee

The Trustee is entering into this Supplemental Indenture in reliance on the accuracy of the statements made in the foregoing recitals and of the representations and warranties of the Company contained in Section 2 hereof. The Company acknowledges and agrees that the Trustee has based such reliance solely on an assumption that the foregoing matters are true and that the Trustee has not independently verified the validity of such assumption.

6.2                           No Representation by Trustee; Trustee’s Disclaimer

The recitals contained herein, and the representations and warranties of the Company in Section 2 hereof, shall be taken solely as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture or of the Indenture or the Notes, in each case as amended and supplemented by this Supplemental Indenture.

6.3                           Indemnity

The Company hereby agrees to indemnify the Trustee against any and all loss, liability and expense incurred by the Trustee in connection with actions taken by it in furtherance of the implementation of the Restructuring, including without limitation in respect of its execution and delivery of this Supplemental Indenture, in accordance with the provisions of Section 607 of the Indenture, which provisions shall apply mutatis mutandis as if set out in full herein.

7.                                 AGENT FOR SERVICE;  SUBMISSION TO JURISDICTION.

By the execution and delivery of this Supplemental Indenture, the Company (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Supplemental Indenture that may be instituted in any Federal or State court in the Borough of Manhattan, The City of New York or brought under Federal or State securities laws or brought by the Trustee in its capacity as a trustee hereunder, and acknowledges that CT Corporation System has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding and waives, to the extent possible, any objection which it may now or hereafter have to the laying of venue of any such proceeding or any claim of inconvenient forum, and (iii) agrees that service of process upon CT Corporation System shall be deemed in every respect effective service of process upon it in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Supplemental Indenture shall be in full force and effect.

8.                                 MULTIPLE ORIGINALS.

8.1                           The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

8.2                           This Supplemental Indenture may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

9.                                 EFFECT OF HEADINGS.

The Section headings herein are for convenience only and shall not effect the construction thereof.

10.                           CONFLICTS.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

11.                           ENTIRE AGREEMENT.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. A copy of this Supplemental Indenture shall be attached by the Trustee to the Indenture and by the Company on its duplicate thereof.

12.                           ENFORCEABILITY

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on their respective behalf, by their respective representative thereunto duly authorized, on the date first above written.

CONCORDIA BUS AB (PUBL)

By:	/s/ Per Skärgård
Name: Per Skärgård
Title: Chief Financial Officer

CONCORDIA BUS AB (PUBL)

By:	/s/ Eric Linnarsson

Name: Eric Linnarsson
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Rodney Gaughan
Name: Rodney Gaughan
Title: Assistant Vice President

(Signature page to Supplemental Indenture.)